Exhibit 99.1

June 23, 2010

M. ALAN ORR TO RETIRE JULY 31, 2010;

ROB STAUDER NAMED AS

VICE PRESIDENT AND CHIEF ENGINEER OF

HELMERICH & PAYNE INTERNATIONAL DRILLING CO.

Helmerich & Payne, Inc. (NYSE: HP) announced today that M. Alan Orr, Executive Vice President, Engineering and Development of the Company’s wholly owned drilling subsidiary Helmerich & Payne International Drilling Co., will retire due to health considerations on July 31, 2010.  A graduate of the United States Military Academy at West Point in 1973, Mr. Orr began his career with the Company in 1975 as a roughneck. In his 35-year career, Mr. Orr held several leadership positions in the Company’s domestic and international operations.  In 1992, he was elected Vice President and Chief Engineer.  In the late 90’s, Alan spearheaded the Company’s design effort and development of the FlexRig®*.  In 2005, Alan was named the IADC’s Contractor of the Year in recognition of his outstanding achievements in technical innovation, safety and economic efficiency in the drilling industry.  Alan was promoted to his current position in 2006.

Hans Helmerich, CEO and President, commented on the upcoming retirement of Mr. Orr, “It would be hard to overstate Alan’s contribution to the Company.  More than the lead role he played in the design of the FlexRig, Alan and his team drove a host of innovations that allow the Company to be widely recognized today as the industry’s onshore technology leader.  His proudest accomplishment is the ‘safety by design’ concept that has achieved a step change in improving the work environment and in driving industry leading safety results.  The Company appreciates Alan’s loyalty and commitment and is confident that his legacy will be advanced through Rob Stauder’s leadership going forward.”

Effective July 31, 2010, Rob Stauder will be promoted to Vice President and Chief Engineer of Helmerich & Payne International Drilling Co.  Since joining the Company in 1984 as a roughneck and engineer trainee, Mr. Stauder has served in various supervisory positions, including Manager of Deepwater Engineering from 1997 until 2006 when Mr. Stauder was elected Vice President, Engineering.  Mr. Stauder is a 1984 graduate of The University of Oklahoma with a Bachelor of Science Degree in Petroleum Engineering.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of June 8, 2010, the Company’s existing fleet included 214 land rigs in the U.S., 39 international land rigs and nine offshore platform rigs.  In addition, the Company is scheduled to complete another two new H&P-designed and operated FlexRigs during fiscal 2010.  Upon completion of these commitments, the Company’s global land fleet will include a total of 193 FlexRigs.

Statements in this release and information disclosed in the conference call and webcast that are “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934 are based on current expectations and assumptions that are subject to risks and uncertainties. For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion & Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.

*FlexRig® is a registered trademark of Helmerich & Payne, Inc.

Contact:  Mike Drickamer

(918) 588-5190